Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 8 th day of April 2009 (the “Effective Date”), is entered into by Ocean Power Technologies, Inc., a New Jersey corporation with a principal place of business at 1590 Reed Road, Pennington, New Jersey 08534 (the “Company”), and George W. Taylor, an individual with his primary residence at [address deleted] (the “Employee”).
WHEREAS, the Company and the Employee entered into an Amended and Restated Employment Agreement on October 23, 2003 (the “Prior Agreement”); and
WHEREAS, the Company and the Employee desire to amend and restate and supersede the Prior Agreement in its entirety; and
WHEREAS, the Company desires to continue the employment of the Employee, and the Employee desires to be employed by the Company pursuant to the terms of this Agreement;
NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept employment with the Company pursuant to the terms and conditions of this Agreement, for the period commencing on the Effective Date and expiring on the day before the first anniversary thereof, unless sooner terminated (the “Initial Term”). On the expiration of the Initial Term and on each anniversary thereof, the Agreement shall renew automatically for additional one-year periods (the “Renewal Term”), unless sooner terminated or unless either party notifies the other party in writing of his or its intentions not to renew this Agreement not less than sixty (60) days prior to the expiration of the then current term (“Notice of Nonrenewal”). A Notice of Nonrenewal by the Company of its intent not to renew this Agreement shall constitute “Good Reason” for termination of this Agreement by the Employee, pursuant to Section 4(d) hereof. Upon a termination by either party for any reason and at any time, the payments or other benefits stated in Section 5 hereof shall be the exclusive remedy available to the Employee under this Agreement.

2. Position and Duties. The Employee shall serve as Executive Chairman of the Company. The Employee acknowledges that the Company, with the approval of a majority of the Board of Directors of the Company (the “Board”), may hire a new Chief Executive Officer and such hiring shall not constitute a breach of this Agreement by the Company or constitute Good Reason. The Employee shall be subject to the supervision of, and shall have such authority and duties to the Company or its subsidiaries or affiliates, as are reasonably delegated to him, by the Board and, subject to the direction of the Board, such duties and responsibilities shall include responsibilities for the strategic direction of the Company and its marketing and corporate development activities. The Employee shall devote his full working time, energy and skill (reasonable absences for vacations and illness excepted) to the business of the Company during the term of this Agreement as is necessary to perform the Employee’s duties faithfully, competently and diligently. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any Company affiliate or subsidiary for or with which the Employee conducts any business, as they may be changed, amended or adopted from time to time. Upon approval by the Board, which approval shall not be unreasonably withheld, the Employee may devote reasonable periods of time to serving on the boards of directors of other companies or organizations, so long as such service does not unreasonably interfere with his duties to the Company and does not constitute a conflict of the Company’s interests.

3. Compensation. During the term of this Agreement, the Employee shall receive, for all services rendered to the Company hereunder, the following salary, compensation and benefits (hereinafter referred to as “Compensation”):
(a) Base Salary. Commencing on the Effective Date, the Employee shall be paid a base salary at the annualized rate of Four Hundred Seventy-Five Thousand Dollars ($475,000). Base salary will be payable in accordance with the Company’s normal payroll procedures. The Employee’s base salary shall be reviewed on an annual basis, and positive adjustments may be made by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. The base salary shall not be subject to decrease without the written consent of the Employee.
(b) Bonuses. The Employee may be eligible for bonuses pursuant to any bonus program designed for employees of the Company. Such bonuses, if any, shall be at the sole discretion of the Compensation Committee.
(c) Incentive Compensation. The Employee may be eligible for incentive compensation, including stock options and restricted stock grants, pursuant to any incentive compensation program designed for employees of the Company. Such incentive compensation, if any, shall be determined by the Compensation Committee in the exercise of its sole discretion.
(d) Benefits. The Employee shall be eligible to participate in all benefits programs, if any, that the Company establishes and makes available to its employees and executives, in accordance with and subject to the terms and conditions of such benefits programs. Such programs may include health and dental insurance plans, long-term disability insurance plans, life insurance plans, and other benefits made available to the Company’s employees from time to time.

(e) Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and necessary business-related expenses incurred or paid by the Employee in the performance of the Employee’s duties, responsibilities or services under this Agreement, provided that the Employee provides documentation, receipts, vouchers, and/or such other supporting information as the Company may request.
(f) Deductions. The Company shall deduct and withhold from the Employee’s compensation all necessary or required taxes, including, but not limited to, social security, withholding and otherwise, and any other applicable amounts required by law or any taxing authority, as well as such other deductions properly authorized in writing by the Employee.
(g) Absences. The Employee shall be entitled to a minimum of 20 days of paid vacation time per calendar year, as well as sick leave, and such other absences in accordance with and subject to the Company’s current policies and procedures regarding such paid absences. Such policies may be amended, modified, or rescinded in the Company’s sole discretion.
4. Termination. The employment of the Employee by the Company shall terminate upon the occurrence of any of the following:
(a) The Company may terminate the Employee’s employment hereunder for Cause immediately and with prompt notice to the Employee, which Cause shall be determined in good faith by the Board. The Employee shall be provided a reasonable opportunity to be heard by the Board, before his employment is terminated for Cause hereunder. “Cause” for termination shall include the following conduct of the Employee:
(i) Material breach of any provision of this Agreement by the Employee causing a material detrimental effect on the Company;

(ii) Material misconduct as an employee which has a material detrimental effect on the Company, including: misappropriating any funds or property of the Company, or attempting to willfully obtain any substantial personal profit from any transaction in which the Employee has an interest which is adverse to the interests of the Company;
(iii) Gross negligence or knowing refusal to perform the reasonable duties assigned to the Employee under or pursuant to this Agreement;
(iv) Conviction of a felony or plea of no lo contendre to a felony;
(v) Acts of dishonesty or moral turpitude by the Employee that are materially detrimental to the Company; or
(vi) Alcohol or drug use which impairs the Employee’s ability to perform his duties hereunder.
(b) Immediately upon the death of the Employee;
(c) Thirty days after the Disability of the Employee. As used in this Agreement, the term “Disability” shall mean the inability of the Employee with reasonable accommodation as may be required by State or Federal law, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties;

(d) The Employee may terminate his employment hereunder for “Good Reason” if, after written notice as provided below, the Company fails to cure the following conduct:
(i) Material breach of any provision of this Agreement by the Company;
(ii) Failure to maintain the Employee in a position commensurate with that referred to in Section 2 of this Agreement, except that the Company’s hiring of a Chief Executive Officer other than the Employee shall not constitute Good Reason hereunder; or
(iii) The assignment to the Employee of any duties inconsistent with the Employee’s position, authority, duties or responsibilities as contemplated by Section 2 of this Agreement that results in a substantial diminution in the Employee’s duties or responsibilities;
(iv) Relocation of the Employee’s main office more than 50 miles from Pennington, New Jersey;
(v) Material reduction in the Employee’s base salary or a material adverse change in the Employee’s eligibility for incentive compensation; or
(vi) The termination of the Employee’s employment without Cause by the giving by the Company of a Notice of Nonrenewal, informing the employee of the Company’s intent not to renew the Initial Term or any Renewal Term.
Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Employee gives the Company written notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected within 30 days of the Company’s receipt of such notice and (z) the Employee’s termination of employment occurs within one year following the Company’s receipt of such notice.

(e) At the election of the Employee, without Good Reason, upon not less than thirty (30) days prior written notice of termination to the Company;
(f) At the election of the Company, without Cause, immediately upon thirty (30) days prior written notice of termination to the Employee.
5. Effect of Termination. Upon termination of this Agreement at any time, the payments and remedies stated in this Section 5 shall be exclusive and Employee shall not be eligible for any further payment or other benefits from the Company.
(a) Termination for Cause or at Election of the Employee without Good Reason. In the event the Employee’s employment is terminated for Cause pursuant to Section 4(a), or at the election of the Employee pursuant to Section 4(e), the Company shall pay to the Employee the base salary and benefits due and owing to him under Section 3 through the last day of the Employee’s actual employment by the Company.
(b) Termination for Death or Disability. If the Employee’s employment is terminated by death or because of disability pursuant to Section 4(b) or 4(c), the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the base salary and benefits that would otherwise be payable to the Employee through the end of the month in which the termination of employment because of death or disability occurs. In addition, the Company will make a one-time payment of $10,000.00 to the estate of the Employee or to the Employee, as the case may be. If the payment is made due to disability, the Employee will be required to sign a release of claims as in Section 5(c) prior to receiving the payment under this section.

(c) Termination by the Company Without Cause; Termination by the Employee for Good Reason. If the Employee’s employment is terminated without Cause pursuant to Section 4(f) or if the Employee terminates his own employment for Good Reason pursuant to Section 4(d), and if, and only if, the Employee first executes a general release drafted by and satisfactory to counsel for the Company releasing the Company, along with its directors, officers, employees, agents and affiliate company’s from any and all liability to the Employee (the “Release Agreement”), the Company shall pay and provide to the Employee, or to his estate if he were to die after termination and prior to such payment: (i) the Employee’s then current base salary, as severance pay, for a period equal to the Severance Period, as defined below, to be paid in a lump sum payment within thirty (30) days of termination, and (ii) continuation of the Employee’s health, medical and long term disability insurance during the Severance Period, as defined below, at the Company’s expense, until such time as the Employee becomes eligible for such coverage through a subsequent employer and only to the extent permitted pursuant to the Company’s applicable benefit insurance policies (or, if not so permitted, the Company shall reimburse the Employee for similar coverage under COBRA). The payments pursuant to Section 5(c)(i) shall be paid regardless of whether the Employee seeks or obtains any employment subsequent to his employment with the Company. The payments under Section 5(c)(i) shall commence 30 days following the Employee’s date of termination, provided that the Employee has executed the Release Agreement and any waiting periods contained in such release have expired prior to such 30th day following the date of termination. Notwithstanding the foregoing, if the 30th day following the date of termination occurs in the calendar year following the year of Employee’s termination of employment, then the payments shall commence no earlier than January 1 of such subsequent calendar year. In addition, regardless of whether the Employee signs the Release Agreement, the Company shall pay to the Employee the salary and benefits due and owing to him under Section 3 through the last day of the Employee’s actual employment by the Company. The term “Severance Period” as used herein shall mean a period of twelve (12) months. The payments under clause (i) of this Section 5(c) shall be subject to the terms and conditions set forth on Exhibit A hereto.

(d) Survival. The provisions of Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement.
6. Restrictive Covenants.
(a) During the term of this Agreement and for a period of one (1) year after the termination or expiration thereof, the Employee will not directly or indirectly:
(i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling services of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; or
(ii) hire, engage, recruit, solicit or induce, or attempt to induce, any current or prospective employee, officer, director, contractor or other business associate of the Company to terminate their employment with, or otherwise cease their business relationship with, the Company; or
(iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.
(iv) For the purposes of these restrictions, the word “prospective” shall apply to any individual or entity with which the Company has had substantive contact within the twelve month period prior to any potential hiring, solicitation, recruiting, diversion or otherwise. In addition a “current” employee shall include any employee who was employed by the Company within the three (3) months preceding any potential solicitation or hiring.

(b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(c) The restrictions contained in Sections 6, 7 and 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of Sections 6, 7 or 8 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief in any court of competent jurisdiction, regardless of any statement to the contrary herein.
7. Proprietary Information.
(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.
(c) The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.
(d) The Employee agrees that, immediately upon the termination of his employment with the Company for any reason, he shall return all Proprietary Information and other property of the Company that is in his possession or control.
8. Developments.
(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, design rights (registered or unregistered) and all rights of a similar or equivalent nature in any jurisdiction. However, this Section 8(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.
(c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee unconditionally and irrevocably waives all moral rights he may have in relation to the Developments.
9. Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or otherwise violate any agreement or other obligation that the Employee may have to any other party.

10. Indemnification Agreement and Invention Assignment Confidentiality Agreement. Nothing in this Agreement is intended to supercede: (i) the Indemnification Agreement signed by the Employee on March 24, 1995; or (ii) any stock option agreement between the Employee and the Company. The parties intend to provide the Employee with the greatest level of protection under each of the agreements. To the extent that the Employee is eligible for severance pay or other post termination benefits pursuant to more than one agreement, the provisions of this agreement shall supercede all other agreements (post termination treatment of equity positions shall not be considered “severance” for the purpose of this Section). Nothing herein is intended to supercede any rights the Company may have pursuant to any invention assignment, confidentiality, non-competition or non-solicitation agreement between the Employee and the Company and it is intended that the Company shall receive the greatest protection provided pursuant to any such agreement, this agreement or common law.
11. Resolution of Disputes. Any disputes arising under or in connection with this Agreement or otherwise arising pursuant to the Employee’s employment with the Company shall be resolved by binding arbitration to be held in the State of New Jersey, in accordance with the applicable arbitration rules of the American Arbitration Association before a panel of three arbitrators. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or, if applicable, litigation; however, the prevailing party shall be reimbursed for his or its costs and expenses, including attorneys’ fees to the extent the dispute involves rights arising under a statute providing costs and fees to a prevailing party or to the extent such prevailing party has proven a material breach of this Agreement by the other party. Nothing in this Section shall in any way limit the Company’s right to seek injunctive or other equitable relief in any court of competent jurisdiction, to enforce the provisions of Sections 6, 7 and 8 hereof. Each party agrees to waive his or its right to a trial by jury on any claims arising out of their relationship and agree that the arbitrators shall be empowered to award damages to the same extent a court of competent jurisdiction would have had.

12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.
13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including but not limited to the Original Agreement and the Change in Control Severance Pay Agreement signed by the Employee on or about January 12, 2000, except as stated to the contrary in Section 10.
14. Amendment. This Agreement may be amended or modified only by a writing executed by both the Employee and a representative of the Company acting on express authority from the Board.
15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey.

16. Successors and Assigns; Binding Agreement.
(a) This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided however, that the obligations of the Employee are personal and shall not be assigned by him. The Company specifically reserves the right to assign its rights under this Agreement, including but limited to, any covenants by the Employee contained in Sections 6, 7 and 8 hereof.
(b) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place, unless such assumption occurs automatically by operation of law.
17. Acknowledgement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name as his own free act.
18. No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
19. Captions. The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

20. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

OCEAN POWER TECHNOLOGIES, INC.

/s/ GEORGE W. TAYLOR George W. Taylor	By:	/s/ SEYMOUR S. PRESTON Name: Seymour S. Preston III Title: Vice Chairman of the Board

Exhibit A
Compliance with Section 409A
Subject to the provisions in this Exhibit A, any severance payments or benefits under this Agreement shall begin only upon the date of Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Employee under this Agreement:
(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of Employee’s “separation from service” from the Company, Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
(c) If, as of the date of Employee’s “separation from service” from the Company, Employee is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(ii) Each installment of the severance payments and benefits due under this Agreement that is not described in this Exhibit A, paragraph (c)(i) above and that would, absent this subparagraph, be paid within the six-month period following Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(f) Notwithstanding anything herein to the contrary, the Company shall have no liability to Employee or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.